Exhibit 10.2

PIER 1 IMPORTS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

ADOPTED JUNE 24, 1999

AS AMENDED JUNE 20, 2014

Cash Compensation:

• Non-Employee Director Annual Retainer	$150,000
• Audit Committee Chair Annual Retainer	$25,000
• Compensation Committee Chair Annual Retainer	$25,000
• Nominating and Corporate Governance Committee Chair Annual Retainer	$10,000
• Non-Executive Chairman of the Board Annual Retainer	$125,000

Non-Employee Director compensation is payable in equal monthly installments on the last business day of each fiscal month.

Non-Employee Directors are eligible to participate in the following:

•	The Director Deferred Stock Unit Awards program set forth in the Pier 1 Imports, Inc. 2006 Stock Incentive Plan.

•	At the time a Non-Employee Director ceases to be a Director of the Company, any cash compensation which has been paid for the time period following the Director’s service shall be repaid in cash to the Company. Also, the deferred stock units credited to such Director at that time shall be adjusted by the Company to remove from the credited amount (i) any portion of the deferred stock units applicable to the time period following the Director’s service, plus (ii) provided that such Director has not repaid the Company for any cash compensation applicable to that time period, then at the discretion of the Company, an amount of deferred stock units equal to any such cash compensation (such units to be valued as of the date the Director ceases to be a Director).

•	The amount of deferred stock units, as adjusted if applicable, will be exchanged for shares of the Company’s common stock on a unit-to-share basis. Provided, however, that the deferred stock units (valued as of the date the Director ceases to be a Director) will be paid in cash to the extent that applicable plan limitations at such time preclude plan distributions of Pier 1 Imports, Inc. common stock.

•	The Pier 1 Imports, Inc. Stock Purchase Plan according to its terms and provisions.

•	The Pier 1 Imports, Inc. Deferred Compensation Plan according to its terms and provisions.